Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR  72770
Robert W. Weaver
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2008

Tontitown, Arkansas, April 29, 2008......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net loss of $2,828,326 or diluted and basic loss per share of $0.29 for the quarter ended March 31, 2008. These results compare to net income of $1,264,931 or diluted and basic earnings per share of $0.12 for the quarter ended March 31, 2007. Operating revenues were $105,820,696 for the first quarter of 2008, a 7.1% increase compared to $98,808,456 for the first quarter of 2007.

Robert W. Weaver, President of the Company, commented, “The results for the current quarter are humbling, and are reflective of the continued economic weakness in truckload freight demand and upward volatility of fuel.

The unprecedented rise in fuel costs, net of fuel surcharge, has negatively impacted our operating income by approximately $4.4 million, or seven cents per mile for the quarter ended March 31, 2008 compared to March 31, 2007. Excluding the increase in net fuel costs, total operating expenses decreased by two cents per mile during this same period, which adds additional emphasis to fuel being the primary driver of decreased profits from the cost side. Among other measures to control fuel costs, the Company has reduced the governed speed of its fleet from 67 to 65 miles per hour.

The lack of truckload freight demand and resulting pricing competition continues to exert downward pressure on rates, impeding our ability to negotiate rate increases and often resulting in rates that are unacceptable in light of current costs. As a result of these downward rate pressures we have opted to walk away from some business and reduce fleet capacity to compensate when replacement freight was not added. This has also impacted our automotive business which has historically comprised a large portion of our total revenue. As a result, the percentage of our revenue generated by automotive business has decreased from 46% of total revenue in the fourth quarter of 2007 to 42% at the end of March 2008. Our rate per total mile has decreased three cents per mile, before fuel surcharge, when the first quarter 2008 is compared to the first quarter 2007. This decrease negatively impacted operating income by approximately $1.9 million. Depending on the balance of freight with acceptable rates versus our available capacity, fleet size reductions may continue.

The Company continuously seeks ways to reduce operating costs through price negotiation, gains in efficiency and cost control. Through efforts to eliminate non-essential personnel we have been able to further improve our driver to non-driver ratio from an average of 5.9:1 for the first quarter of 2007 to 6.2:1 for the first quarter of 2008.

Looking forward, we don’t see much improvement in truckload freight demand in the near future.  However, we do hear that capacity reductions are occurring in the industry, both by fleet reduction and through bankruptcies. This reduction is reported to be approximately 42,000 trucks or 2.1% of the nation’s over-the-road heavy truck capacity that was idled in the first quarter of 2008. As we continue to aggressively seek and capitalize on ways to control costs we hope to see industry capacity reductions resolve the current imbalance between truckload freight and available capacity in the industry and create opportunities for us to negotiate rate increases that more fairly compensate us for our services.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec.  The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission.  The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended March 31,
	2008	2007

Revenue, before fuel surcharge	$86,445,200	$87,543,603
Fuel surcharge	19,375,496	11,264,853
	105,820,696	98,808,456

Operating expenses:
Salaries, wages and benefits	34,497,654	33,704,998
Fuel expense	37,422,944	24,591,642
Operating supplies	8,019,353	7,482,006
Rent and purchased transportation	9,520,022	10,034,037
Depreciation and amortization	8,987,058	9,348,883
Operating taxes and license	4,359,027	4,350,689
Insurance and claims	4,551,876	4,535,814
Communications and utilities	811,696	768,163
Other	1,383,591	1,640,347
Loss on disposition of equipment	233,799	17,822
Total operating expenses	109,787,020	96,474,401

Operating (loss) income	(3,966,324)	2,334,055

Other income (expense):
Interest expense	(568,612)	(486,736)
Other	(205,804)	240,715

Total other income (expense)	(774,416)	(246,021)

(Loss) income before income taxes	(4,740,740)	2,088,034
Income tax (benefit) expense	(1,912,414)	823,103

Net (loss) income	$(2,828,326)	$1,264,931

Diluted (loss) earnings per share	$(0.29)	$0.12

Average shares outstanding – Diluted	9,795,302	10,307,581

	Quarter ended March 31,
Truckload Operations	2008	2007

Total miles	62,074,954	60,621,197
Operating ratio*	105.41%	97.40%
Empty miles factor	7.25%	6.42%
Revenue per total mile, before fuel surcharge	$1.26	$1.29
Total loads	96,943	83,250
Revenue per truck per work day	$596	$592
Revenue per truck per week	$2,980	$2,960
Average company trucks	1,999	2,018
Average owner operator trucks	54	52

Logistics Operations
Total revenue	$8,089,097	$9,169,332
Operating ratio	96.65%	96.79%

	As of March 31,
	2008	2007

Long-term debt to book capitalization	20.86%	17.48%
Shareholders’ equity	$173,835,238	$186,574,230
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge.  We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.